SECOND ADDENDUM TO LEASE DATED 2/10/88
                                     between
                    MIC FOUR POINTS, A CALIFORNIA PARTNERSHIP
                                       and
                             SUTTER BIOMEDICAL, INC.


This Second Addendum to Lease is made and entered into this 7th day of October, 1988 by and between MIC Four Points ("Landlord") and Sutter Biomedical, Inc. ("Tenant").

WHEREAS, Landlord and Tenant entered into a Lease Agreement dated February 10, 1988 ("The Lease") as amended by the First Addendum to Lease dated February 10, 1988 under the terms of which Landlord leased to Tenant and Tenant leased from Landlord, that certain real property located at 9425 Chesapeake Drive, San Diego, California ("Demised Premises").

WHEREAS, Landlord and Tenant wish to increase the total space leased by the Tenant, adjust the Commencement Date of the Lease, lengthen the Term of the Lease by two months and increase the Tenant Improvement Allowance to be provided by the Landlord to the Tenant.

NOW THEREFORE, the parties mutually agree to amend the Lease as follows:

1. RENTABLE AREA OF PREMISES: The building equals 28,032 gross square feet and such shall be used in calculating rent throughout the term of the Lease.

2. RENT: The basic rent as defined in Section 3.1 of the Basic Lease Information and Paragraph 3 of the lease shall be as follows:

                  Months              Rate/Sq. Ft.            Monthly Rent
                  ------              ------------            ------------
                   1-60*                $1.00                  $28,032.00
                  61-100                $1.17                  $32,797.44
                  101-124               $1.29                  $36,161.20

            * For the purposes of the above detail, month number 1 shall be defined as the first full calendar month during the Term of the Lease. Any rent payable for a partial month before the first full calendar month will be determined on a pro rate basis at the rate of $.83 per square foot.

                  The rent for months 1 through 12 (12 in total), shall accrue and not be due and payable until the 60th month of the Lease term except as otherwise provided as follows: on the first day of the 60th month Landlord will save the accrued rent referenced to above provided that there has been no prior termination of this Lease the Tenant is not then in default hereunder, all operating expenses shall be due and payable for every month are never abated.

                  The parties intend for the Term of this Lease to expire on the last day of a full calendar month. Accordingly, if the Commencement Date is other than on the first day of a full calendar month, thereby causing Paragraph 2.1 to indicate an expiration date other than the last day of a full calendar month, then the Term of this Lease shall be extended until the last day of the full calendar month within which the expiation date otherwise indicated by Paragraph 2.1 falls, and the actual expiration date of the Term of this lease (the "Expiration Date") shall be the last day of such full calendar month.
                                                               Initials CTC DRB

Addendum #2
to Lease Dated 2/10/88
Page Two


3. TERM: The Term of the Lease shall be ten (10) years. The Lease shall commence on October 1, 1988, except where Landlord is responsible for delay of completion. A delay of completion by Landlord shall be deemed to have occurred for every day greater than 105 days that elapses between the date permit for Tenant Improvements is issued and given to landlord and the date Certificate of Occupancy is received. Should such delay of completion occur, the Lease Commencement Date shall be extended from October 1, 1988 by the number o days of said delay of completion, and Tenant shall be credited for rent paid for periods which are subsequently outside of the Lease term.

4. TENANT IMPROVEMENTS: The Landlord shall pay for Tenant Improvements up to Eight Hundred Five Thousand and 00/100 Dollars ($805,000.00). Any expenses above and beyond this incurred by Landlord for Tenant Improvements shall be reimbursed by Tenant to Landlord within thirty
         (30) days of receipt of invoice.

         Tenant shall reimburse Landlord Three Hundred Thirty-Six thousand Three Hundred Eighty- Four and 00/100 Dollars ($336,384.00) in twelve (12) equal monthly payments for above standard Tenant Improvements. Each payment shall be due at the beginning of the month, commencing October 1, 1988. Each payment shall be $28,032.00. Should the actual total Tenant Improvements be less than Eight Hundred Five Thousand and 00/100 Dollars ($805,000.00), the final month's reimbursement payment shall be reduced by an amount equal to the difference between the actual total Tenant Improvements and $805,000.00.

5. MISCELLANEOUS: Except as expressly provided hereinabove, all other terms and conditions of the Lease shall apply herein and remain in full force and effect. In the event of any conflict between the terms of this Addendum to Lease and those of the Lease the First Addendum to Lease, the terms of this Addendum will be deemed to have superseded those of the Lease and the First Addendum to Lease and exclusively will govern the matter in question.

IN WITNESS WHEREOF, this Addendum to Lease is duly executed as of the day and year first hereinabove written.


LANDLORD                                         TENANT

MIC FOUR POINTS,                                 SUTTER BIOMEDICAL, INC.
a California limited partnership


/s/ D. Ron Beal                                  /s/ Charles T. Cashion
--------------------------------                 -----------------------------
By:                                              By: President

October 13, 1988                                 October 7, 1988
--------------------------------                 -----------------------------
Date                                             Date